SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                               PIA MERCHANDISING
             -----------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)


                                    693360100
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 693360100                  13G                    Page 2 of 6 Pages


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HUGHES INVESTMENT MANAGEMENT COMPANY on           EIN 953371124
       behalf of the Hughes Retirement Plans Trust

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

               CALIFORNIA

--------------------------------------------------------------------------------

   NUMBER OF      5    SOLE VOTING POWER
     SHARES                  0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                   0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                   0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    0

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                   EP

 ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

 CUSIP No. 693360100                  13G                    Page 3 of 6 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HUGHES ELECTRONICS CORPORATION              EIN 951778500

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

--------------------------------------------------------------------------------

   NUMBER OF      5    SOLE VOTING POWER
     SHARES                  0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                   0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                   0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                             0

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    0

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                   HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                             Page 4 of 6 Pages

Item 1. (a)   Name of Issuer:  PIA Merchandising

              (b)   Address of Issuer's Principal Executive Offices:

                    19900 Macarthur Blvd.
                    Suite 900
                    Irvine, CA  92715

Item 2.        (a)  Name of Person Filing:

                    Hughes Investment Management Company on behalf of the Hughes Retirement
                    Plans Trust

                    Hughes Electronics Corporation

              (b)   Address of Principal Business Office:

                    7200 Hughes Terrace
                    Los Angeles, California  90045-0066

              (c)   Citizenship:  N/A

              (d)   Title of Class of Securities:  Common

              (e)   CUSIP Number: 693360100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

              (a) Hughes Investment Management Company on behalf of the Hughes Retirement Plans Trust is filing as an Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

              (b) Hughes Electronics Corporation is filing as a Parent Holding Company.

                                                             Page 5 of 6 Pages

Item 4.        Ownership.  N/A


Item 5.        Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of
               securities check the following   [ X ].


Item 6.        Ownership of More Than Five Percent on Behalf of
               Another Person.

               Hughes Investment Management Company on behalf of the Hughes Retirement Plans Trust


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

               Hughes Investment Management Company

Item 8.        Identification and Classification of Members of the Group. N/A


Item 9.        Notice of Dissolution of Group.  N/A


Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                              Page 6 of 6 Pages

                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 6, 1998



                                      HUGHES INVESTMENT MANAGEMENT COMPANY
                                      on behalf of the Hughes Retirement
                                      Plans Trust and Hughes Electronics
                                      Corporation 1/



                                      By /s/ John F. Cooke
                                         -----------------------------------
                                              John F. Cooke
                                              Its President




--------
1/ Pursuant to the Joint Filing Agreement by and between Hughes Investment Management Company and Hughes Electronics Corporation (formerly Hughes Aircraft Company) previously filed, this
      Schedule 13G is being filed on behalf of each of the parties to such Joint Filing Agreement.